Exhibit 10.2

Five Below, Inc. Executive Severance Plan
Summary Plan Description / Plan Document

I.	General Information

A.
The Five Below, Inc. Executive Severance Plan (the “Plan”) provides eligible Participants with separation benefits in the event they are separated from service with Five Below, Inc. (the “Company”) for the reasons and in accordance with the terms and conditions described herein.

B.
Notwithstanding any other provision of the Plan and except with respect to individual employment or severance agreements, the Plan supersedes any and all prior plans, policies or practices, written or oral, which may have previously applied governing the payment of severance to terminated employees of the Company and such prior plans, policies or practices will have no further force or effect. Other than individually applicable employment, offer letters or severance agreements, this is the only plan, policy or practice of the Company that provides severance benefits to employees of the Company and any employees or other service providers of the Company not covered by the Plan will not be entitled to severance benefits under the Plan upon their termination of employment.

C.	This Summary Plan Description / Plan Document is intended to comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

II.	Eligibility

A.
You are an “Employee,” for purposes of this Plan, if (1) you are a regular full-time exempt employee of the Company who, at the time of your termination of employment, holds a title or position with the Company identified in Appendix A, as may be amended from time to time, and (2) you have been employed by the Company for at least one (1) year at the time of your termination of employment. All other Company employees, including, but not limited, to any employee who is not designated by the Company as a Vice President or above, and including seasonal, temporary, contingent, leased and hourly employees, are ineligible to participate in the Plan. You are also not an Employee if you are not classified by the Company as an employee, even if you are retroactively recharacterized as an employee by a third party or the Company.

B.
You are a “Participant,” for purposes of this Plan, if you are an Employee and you experience a Separation from Service (as defined below) either (1) if you are a Category I Executive (as identified on Appendix A), as a result of a termination of employment by the Company without Cause or by you from the Company for Good Reason or (2) if you are a Category II Executive (as identified on Appendix A), as a result of your termination of employment by the Company without Cause; provided, however that in either case you will not be eligible to receive severance benefits under this Plan if one of the exceptions in Section II(C) of the Plan applies or you fail to comply with the provisions of Section II(E).

1.
For purposes of this Plan, “Cause” means any of the following: (a) refusal or repeated failure to perform the duties assigned to you; (b) any willful or intentional act on your part that has the effect of injuring the reputation or business of the Company in any material respect; (c) any felony conviction; (d) any misdemeanor conviction which relates to or adversely affects your ability to perform the duties and responsibilities of your position with the Company; (e) commission of an act of gross misconduct, fraud, embezzlement or theft against the Company; (f) based on the evaluations of your managers, you are unable to meet the reasonable expectations of your position; (g) violation of any Company policy applicable to you; or (h) any action of such extreme nature that the Company determines to be grounds for immediate dismissal. Without limiting the generality of the foregoing, if your employment is terminated for “cause” pursuant to an employment agreement, offer letter, severance agreement or other similar agreement (collectively, an “Employment Agreement”), such termination of employment shall be deemed to have been a termination for “Cause” for purposes of the Plan.

2.
For purposes of this Plan, “Good Reason” means any of the following: (i) a material and adverse diminution in your then current Base Salary; (ii) a material, adverse change in your duties or responsibilities from those in effect on the date immediately prior to the date of the initial existence of such change; (iii) any willful, material breach by the Company of any of its covenants or obligations under any applicable Employment Agreement (as defined below) to which you are a party; or (iv) the relocation of the geographic location of your principal place of employment by more than fifty (50) miles from your office on the date immediately prior to the change in such geographic location.

Notwithstanding the foregoing, your assertion of a right to terminate for Good Reason shall not be effective unless (A) the condition described arose without your consent; (B) you provide written notice to the Company of the existence of such condition(s) within thirty (30) days of the initial existence of such condition(s); (C) the condition(s) specified in such notice have remained uncorrected for thirty (30) days following the Company’s receipt of such written notice (the “Good Reason Cure Period”); and (D) you provide notice to the Company within ten (10) days following the expiration of the Good Reason Cure Period that you wish to resign on account for Good Reason (your termination for Good Reason shall become effective on the first business day following the end of your ten (10) day notice period).

C.	Even if you are a Participant, you are not entitled to severance benefits under the Plan if you:

1.	Experience a Separation from Service as a result of having your employment terminated for “Cause” (as defined in Section II(B)(1) above);

2.	Resign voluntarily without Good Reason if you are a Category I Executive;

3.	Resign voluntarily for any reason if you are a Category II Executive;

4.	Cease to be an Employee due to your death, disability or retirement;

5.
Pursuant to an individual written agreement between you and the Company or any of its subsidiaries, affiliates or divisions (including without limitation, any Employment Agreement), you are eligible for greater severance benefits than those provided under the Plan; provided that if you are eligible for severance benefits pursuant to such an agreement (including any Employment Agreement) that are less than the benefits to which you are eligible under this Plan, the amount payable under such Agreement (including any Employment Agreement), shall reduce and offset the benefits to which you are entitled under the Plan;

6.	Fail to comply with reasonable directions of the Company or otherwise fail to continue as a satisfactory Employee after receiving notice of layoff or termination until released by the Company; or

7.	Fail to return all material Company property within a reasonable time period requested by the Company.

D.
For purposes of the Plan, you shall be deemed to have incurred a separation from service (within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision) if your employment has been terminated and after the date of such termination you are performing (whether as an employee or an independent contractor) no more than 20% of the average level of bona fide services you were performing (whether as an employee or an independent contractor) for the Company in the immediately preceding 36-month period (“Separation from Service”).

E.	In order to receive any severance benefits pursuant to the Plan, you must comply with the following terms and conditions:

1.
You must timely execute, deliver to the Company, and not revoke a general release of claims substantially in a form to be supplied by the Company (“Release Agreement”) within 60 days following your Separation from Service; and

2.	You must comply fully with the terms and conditions of the Release Agreement.

III.	Severance Benefits

A.	Severance Benefit Amounts.

1.	The amount of severance to which you may be entitled under the Plan is set forth in Appendix A, as amended from time to time.

2.
Notwithstanding anything herein to the contrary, in no event will severance benefits paid under the Plan when added together with any other severance benefits payable to a Participant (including without limitation pursuant to any Employment Agreement): (1) exceed two times the lesser of (A) the sum of your annualized compensation based upon your annual rate of pay for services provided to the Company for the calendar year immediately preceding the calendar year in which occurs your Separation from Service with the Company (adjusted for any increase during that year that was expected to continue indefinitely if you had continued in employment with the Company) or (B) the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"); or (2) be paid to you later than the last day of the second calendar year following the calendar year in which occurs your Separation from Service with the Company.

3.
Notwithstanding anything herein to the contrary, in the event that any payment or benefit received or to be received by a Participant whether pursuant to the terms of the Plan or any other Employment Agreement, plan, arrangement or agreement with the Company or any of its affiliates (all such payments and benefits, “Total Payments”) would be subject (in whole or part) to any excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the payment or benefit to be received by the Participant shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments). In the case of a reduction in the Total Payments pursuant to this Section, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.

B.
Taxes on your severance pay. Severance payments are considered taxable income. All appropriate federal, state and local taxes will be withheld from all severance pay. Other benefits you may be entitled to such as accrued vacation pay, unemployment compensation and pension benefits will not be offset by your severance pay.

C.
When severance pay is paid. Severance payments will commence on the later of: (1) if you are not a party to an Employment Agreement pursuant to which you may be eligible for severance benefits in addition to those provided under this Plan, the first standard payroll date following the sixtieth (60th) day after the date of your Separation from Service; provided that you have executed, submitted and not revoked the Release Agreement, and the statutory period during which you may be able to revoke the Release Agreement has expired, and (2) if you are a party to an Employment Agreement pursuant to which you may be eligible for severance benefits in addition to those provided under this Plan, the first standard payroll date following the date that your severance benefits payable pursuant to such Employment Agreement have been fully paid; provided that you have executed, submitted and not revoked the Release Agreement, and the statutory period during which you may be able to revoke the Release Agreement has expired. Severance payments will be paid as set forth in Appendix A. Payment of severance does not constitute in any way an extension of employment.

D.
Termination of Severance Benefits. If the Plan Administrator determines that a Participant receiving severance under the Plan is acting in a manner detrimental to the best interest of the Company, including, but not limited to, violation of his or her Release Agreement, the Plan Administrator may terminate the Participant’s severance benefits, and all rights to receive further severance payments will be forfeited by the Participant.

IV.     Administrative Information

A.	Plan Name. The full name of the Plan is the Five Below, Inc. Executive Severance Plan.

B.	Plan’s Sponsor. The Plan is sponsored by Five Below, Inc., 1818 Market Street, Suite 2000, Philadelphia, Pennsylvania 19103.

C.
Plan Number and Employer Identification Number. The employer identification number (EIN) assigned by the Internal Revenue Service to the Plan Sponsor is 75-3000378. The Plan number assigned by the Company pursuant to instructions of the United States Department of Labor is 501.

D.
Type of Plan and Funding. The Plan is an employee welfare benefit plan. The benefits provided under the Plan are paid from the Company’s general assets. No fund has been established for the payment of Plan benefits. No contributions are required under the Plan.

E.
Plan Administrator. All correspondence and requests for information should be directed as follows: Five Below, Inc. Executive Severance Plan, Five Below, Inc., 1818 Market Street, Suite 2000, Philadelphia, Pennsylvania 19103; Telephone number: (215) 546-7909; Attn:   Human Resources Department.

F.
Authority of the Plan Administrator. The Plan Administrator has the full power, authority and responsibility to control and manage all aspects of the operation and administration of the Plan in accordance with its terms and applicable law - including, but not limited to, deciding all claims for benefits under the Plan and the manner in which benefits may be paid. The Plan Administrator may also, from time to time, allocate or delegate its responsibility for the administration of the Plan to others and employ others to carry out or give advice with respect to its responsibilities under the Plan. The Plan Administrator will establish such rules as it determines to be appropriate for the administration and interpretation of the Plan and the transaction of its business. All actions taken by the Plan Administrator, including determining claims for benefits (and appeals of claims denials) will be legally binding on all employees and all other persons to the maximum extent permitted by law.

G.
Agent for Service of Process. Should it ever be necessary, legal process may be served on the Plan Administrator at: Five Below, Inc., 1818 Market Street, Suite 2000, Philadelphia, Pennsylvania 19103, Attn: Vice President of Legal.

H.	Type of Administration. The Plan is administered by Five Below, Inc.

G.	Plan Year. August 1 through July 31.

V.     Other Important Plan Information

A.
Plan Amendment or Termination. The Company reserves the right to amend, modify or terminate the Plan, in whole or in part, at any time for any reason; provided, however, that any such amendment, modification or termination shall not affect the right of any Participant to claim benefits under the provisions of Section III above if the Participant’s termination of employment occurred prior to the date of such amendment, modification or termination. No other amendment or modification and no termination of the Plan shall be effective unless the action to be taken is set forth in a written document, which is ratified or approved by the Company’s Board of Directors.

B.
Employment Rights Not Implied. Participation in the Plan neither gives you the right to be retained in the employ of the Company, nor does it guarantee your right to claim any benefit except as outlined in the Plan.

C.	Governing Law. The construction and administration of the Plan will be governed by ERISA.

VI.    Claims Appeal Procedure

The following information is intended to comply with the requirements of ERISA and provides the procedures an employee may follow if he or she disagrees with any decision about eligibility for Plan payments.

A.
An eligible employee who may be entitled to benefits under the Plan will be so informed on or before the last day worked. Eligible employees who believe they are entitled to benefits under the Plan and do not receive notice, or who have questions about the amounts they receive, must write to the Plan Administrator within thirty (30) days of the date of his or her termination.

B.
If the Plan Administrator denies a Participant’s claim for benefits under the Plan, the Participant will be sent a letter within ninety (90) days (in special cases, up to an additional ninety (90) days may be needed and the Participant will be notified if this is the case) explaining:

1.	the specific reason or reasons for the denial;

2.	the specific provisions on which the denial is based;

3.	any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary; and

4.	an explanation of the Plan’s claim review procedure.

C.
If payment is denied or the Participant disagrees with the amount of the payment, he or she may file a written request for review within sixty (60) days after receipt of such denial. This request should be filed with the Plan Administrator. The letter which constitutes the filing of an appeal should ask for a review and include the reasons why the Participant believes the claim was improperly denied, as well as any other appropriate data, questions, or comments. In addition, a Participant is entitled to:

1.	review documents pertinent to his or her claim at such reasonable time and location as shall be mutually agreeable to the Participant and the Plan Administrator; and

2.	submit issues and comments in writing to the Plan Administrator relating to its review of the claim.

D.
A final decision will normally be reached within sixty (60) days, unless special circumstances require up to an additional sixty (60) days for processing. The Participant will be notified if such additional time is needed. The Participant will receive a written notice of the decision on the appeal, indicating the specific reasons for the decision as well as specific references to the pertinent Plan provisions on which the decision is based.

VII.    Statement of ERISA Rights

The following statement of ERISA rights is required by federal law and rulings:

A.	As a person covered under the Plan, you are entitled to certain rights and protections under ERISA. This law provides that all people covered by the Plan are entitled to:

1.	Examine, without charge, all plan documents, including copies of all documents filed by the Plan with the U.S. Department of Labor at the Plan Administrator’s offices.

2.	Obtain copies of all plan documents and other plan information by writing to the Plan Administrator amid asking for them. The Plan Administrator may make a reasonable charge for the copies.

3.	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

B.
In addition to creating rights for persons covered by the Plan, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in your interest and in the interest of the other people covered by the Plan. The law provides that no one may fire you or otherwise discriminate against you in any way to prevent you from getting a benefit or exercising your rights under ERISA. The law provides that if your claim for a benefit is denied in whole or in part, you will receive a written notice explaining why your claim was denied. You have the right to have your claim reviewed and reconsidered.

C.
Under ERISA, there are steps you can take to enforce your rights. For instance, if you request copies of documents from the Plan Administrator and do not receive them within 30 days, you may file suit in the federal district court in which your principal place of employment with the Company is located, which court shall serve as the exclusive jurisdiction for such claim. In such a case, the court may require the Plan Administrator to provide the documents and pay up to $110 a day until you receive them, unless they were not sent because of reasons beyond the control of the Plan Administrator.

D.
If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in the federal district court in which your principal place of employment with the Company is located, which court shall serve as the exclusive jurisdiction for such claim. If it should happen that the people who operate the Plan misuse the Plan’s money or if you are discriminated against for asserting your rights, you may ask the U.S. Department of Labor for help, or you may file suit in the federal district court in which your principal place of employment with the Company is located, which court shall serve as the exclusive jurisdiction for such claim. The court will decide who should pay court costs and legal fees. If your suit is successful, the court may order the person you have sued to pay costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about your rights under ERISA, you should contact the nearest Area Office of the Employee Benefits Security Administration of the Department of Labor.

APPENDIX A

EMPLOYEE TITLE / POSITION (Determined as of the date that employment terminates)	SEVERANCE BENEFITS
Category I Executives
Individuals with a title or position of Chief Financial Officer or Executive Vice President or above other than:
(i) the President and Chief Executive Officer[1];
(ii) the Chief Administrative Officer[1]; and
(iii) the Executive Chairman[1]

12 months of Base Salary less any amounts for which a Participant may be eligible under an Employment Agreement (as defined in Section II(B) of the Plan), which amount will be paid in the form of a lump sum.
If the Category I Executive or his/her eligible spouse or dependent validly elects to receive continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), reimburse such Executive for the applicable premium otherwise payable for such coverage for the 12 month period following his/her date of employment termination to the extent such premium exceeds the monthly amount charged to active similarly-situated employees of the Company for the same coverage.

Category II Executives Individuals with the title or position of a Senior Vice President or Vice President

6 months of Base Salary less any amounts for which a Participant may be eligible under an Employment Agreement (as defined in Section II(B) of the Plan), which amount will be paid in the form of a lump sum.
If the Category II Executive or his/her eligible spouse or dependent validly elects to receive continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), reimburse such Executive for the applicable premium otherwise payable for such coverage for the 6 month period following his/her date of employment termination to the extent such premium exceeds the monthly amount charged to active similarly-situated employees of the Company for the same coverage.

For purposes of this Appendix A and the Plan, Base Salary means the Participant’s base annual salary rate in effect at the time of the Participant’s Separation from Service.

1 These individuals are not eligible for benefits under the Plan. Each of these executives has an Employment Agreement that provides for severance benefits.